Exhibit 10.4

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Release”) is made and entered into by and among Mastech Digital, Inc., Mastech Digital Technologies, Inc., and the subsidiaries and affiliates of each (collectively, the “Company”), and John J. Cronin, Jr. (“Executive”).

WHEREAS, the Company and Executive wish to resolve any and all matters between them relating to Executive’s employment and termination from employment;

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Release will resolve, finally and completely, any and all possible claims and disputes between the Company and Executive arising from such employment and the termination of that employment and, accordingly, the Company and Executive, each intending to be legally bound, hereby agree as follows:

1. Executive’s employment with the Company terminated on May 30, 2025, (the “Termination Date”) without Cause, as defined in the Fourth Amended and Restated Employment Agreement signed on March 8, 2024, by Executive and the Company (the “Employment Agreement”).

2. (a) Except as provided in Paragraph 2(b) below, Executive shall have no further right to any salary, bonus or Executive benefits provided by the Company or any other Executive benefit plans of the Company. Executive agrees that the provisions of this Release and the payments under this Release do not extend Executive’s service or increase any amounts due him under the benefit plans of the Company.

(b) In exchange for execution of this Release within sixty (60) days following the Termination Date, without revocation and pursuant to the terms of Executive’s Employment Agreement, Executive shall be entitled to:

(i) Twenty-four (24) months of Executive’s current monthly base salary, less appropriate deductions, divided into equal installments and paid on the Company’s regular payroll dates over a period of twenty-four (24) months commencing on the Severance Payment Commencement Date (as defined below), and any Severance Payment amounts that would otherwise have been paid prior to the Severance Payment Commencement Date shall be paid on the Severance Payment Commencement Date, and the remaining installments paid on succeeding regular payroll dates during such twenty-four (24) month period until paid in full;

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(ii) Two times (2x) Executive’s annual performance-based cash bonus target for the year 2024, less appropriate deductions, (A) one-half of which is payable on the later of (x) the sixtieth (60th) day following the Termination Date and (y) the Severance Payment Commencement Date (as defined below), and (B) the second-half of which is payable on the sixtieth (60th) day following the first anniversary of the Termination Date (the payments under this paragraph (ii) and the payments under paragraph (i) above being referred to in the aggregate as the “Severance Payments”);

(iii) If Executive timely elects continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), continued coverage under Company’s medical benefit plan after the Termination Date for Executive and his eligible dependents under Company’s group health plans in accordance with and for as long as required under COBRA requirements (subject to payment of the applicable cost for such coverage as may be required by Company in accordance with COBRA). For any period COBRA coverage under Company’s group health plans is in effect for Executive and/or Executive’s qualified beneficiaries from the Termination Date until eighteen (18) months from the Termination Date, the Company shall pay, directly to the benefits provider, an amount equal to the excess of the Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active Executive of the Company. For avoidance of doubt, whether or not Executive signs this Release, Executive will separately receive information about continuing health coverage under COBRA, which Executive can do at Executive’s sole expense;

(iv) For a period of twelve (12) months following the Termination Date, continued vesting of unvested stock options outstanding as of such Termination Date and granted under Company’s Stock Incentive Plan, or any successor thereto;

(v) The exercise period for a vested Option, including those which vest pursuant to subpart (iv) above, will be extended for a period of eighteen (18) months after completion of all vesting, but not later than the earlier of (A) the original expiration date of such Option; or (B) ten (10) years from the date of grant; and

(vi) Executive’s annual target bonus for the year 2025, based on Company’s 2025 annual results through December 31, 2025, (calculated as though Executive were still an employee) will be paid in accordance with the same percentage of bonus given to the Company’s Named Executive Officers, as determined by the Board of Directors, prorated considering the days in 2025 in which Executive was employed by Company divided by 365, less appropriate deductions, payable on March 15, 2026.

(c) Except as set forth in paragraph (2)(b)(iii) above, the Severance Payments will commence or be made, as applicable, on the first reasonably practicable Company payroll date after the Release becomes effective (such commencement or payment date being referred to as the “Severance Payment Commencement Date”).

(d) Included as part of Executive’s final salary payment is a lump sum payment equal to the amount of accrued and unused vacation that Executive is entitled to receive under the Company’s existing policies. Upon the termination of his employment, Executive will receive payment for accrued and unused vacation and personal days regardless of execution of the Release.

(e) If any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

The determinations to be made with respect to this subpart (e) shall be made by Company’s independent accountants, which shall be paid by Company for the services to be provided hereunder. For purposes of making the calculations required by this Paragraph, the accountants may make reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999 and make reasonable assumptions regarding Executive’s marginal tax rate in effect for such parachute payments, including the effect of the deductibility of state and local taxes on such marginal tax rate. Executive and Company shall furnish to accountants such information and documents as the accountants may reasonably request in order to make a determination under this Paragraph.

Company and Executive agree and acknowledge that the foregoing amounts and benefits exceed any payments to which Executive might otherwise be entitled under existing Company policies or practices in the absence of execution of this Release.

3. This Release shall not constitute or be construed as an admission of any liability or wrongdoing by the Company. Executive expressly understands and agrees that by entering into this Release, Company in no way is admitting to having violated any of Executive’s rights or to having violated any of the duties or obligations owed Executive or to having engaged in any conduct in violation of the law. Company, in fact, affirmatively states that it treated Executive in full accord with the law at all times. Further, Executive understands and agrees that the Company will not be obligated in any way to provide him with future employment and Executive agrees not to seek any such employment or reemployment.

4. Executive, on behalf of himself, his heirs, representatives, estates, dependents, executors, administrators, successors and assigns, hereby voluntarily, expressly, irrevocably and unconditionally releases and forever discharges the Company, and its and their, subsidiaries, related companies, predecessors, affiliates, successors and assigns, and its and their respective benefits plans, and their past, present and future officers, directors, trustees, administrators, agents, attorneys, employees, and representatives, as well as the heirs, successors or assigns of any of such persons or such entities (severally and collectively called “Releasees”), jointly and individually, from any and all manner of suits, actions, causes of action, demands, damages and claims, known and unknown, that Executive has or ever had or which he may have against any of the Releasees for any acts, practices or events up to and including the date he executes this Release, and the continuing effects thereof, it being the intention of Executive to effect a general release of all such claims. By executing this Release, Executive understands that he is releasing any and all claims under any possible legal, equitable, contract, tort or statutory theory, including but not limited to: (i) any and all claims arising from or relating to Executive’s employment with the Company and/or his termination from employment with the Company including, but not limited to, any and all claims for breach of the Company’s policies, rules, regulations, or handbooks or for breach of express or implied contracts or express or implied covenants of good faith, and any and all claims for wrongful discharge, defamation, slander, invasion of privacy, violation of public policy, retaliation, intentional or negligent infliction of emotional distress or any other personal injury; (ii) any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses of any kind whatsoever; (iii) any and all claims arising under federal, state, or local constitutions, laws, rules, regulations or common law prohibiting employment discrimination based upon age, race, color, sex, religion, handicap or disability, national origin or any other protected category or characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Pennsylvania Human Rights Act, the Americans With Disabilities Act, the Civil Rights Acts of 1866 and 1871, the Pregnancy Discrimination Act, Section 1981, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 and/or under any other federal, state, or local human rights, civil rights, or employment discrimination statutes, ordinances, rules or regulations; and (iv) any and all other claims of any kind whatsoever that Executive has or may have against Releasees up to and including the Date he executes this Release. Notwithstanding anything in this Release to the contrary, Executive is not waiving any rights that, under the law, cannot be waived (including any rights to challenge the validity of this Release).

5. Executive specifically releases all Releasees from any and all claims or causes of action for the fees, costs, expenses and interest of any and all attorneys who have at any time or are now representing Executive in connection with this Release and/or in connection with any matters released in this Release.

6. Executive acknowledges that he has been given the opportunity to consider this Release for at least twenty-one (21) days, which is a reasonable period of time, and that he has been advised to consult with an attorney prior to signing this Release. Executive further acknowledges that he has had a full and fair opportunity to confer with an attorney, that he has carefully read and fully understands all of the provisions of the Release, and that he has executed it of his own free will, act and deed without coercion and with knowledge of the nature and consequences thereof. If Executive executes this Release in less than twenty-one (21) days, he acknowledges that he has thereby waived his right to the full twenty-one (21) day period. For a period of seven (7) calendar days following the execution of this Release, Executive may revoke this Release by delivery of a written notice revoking the same within that seven (7) day period to the Company at Mastech Digital, Inc., 1305 Cherrington Parkway, Bldg. 210, Suite 400, Moon Township, PA 15108, Attention: Jenna Ford Lacey. This Release shall not become effective or enforceable until said seven (7) day revocation period has expired. The date of expiration of such revocation period is referred to herein as the Effective Date. Company shall have no obligation to pay any sums under paragraph 2(b) of this Release until eight (8) days after receipt of a fully executed copy of the Release.

7. Executive acknowledges that he was provided with, received, used and was exposed to confidential proprietary information and trade secrets relating to the Company (hereinafter referred to as “Trade Secrets and/or Confidential Information”). Executive agrees that the Company has a substantial business interest in the protection of its Trade Secrets and/or Confidential Information from disclosure and/or misuse and that the Company has a substantial business interest in the covenants set forth below. Executive, therefore, covenants and agrees that he shall not, without the written consent of a duly authorized executive officer of the Company, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets and/or Confidential Information of the Company for so long as the pertinent information or documentation remain Trade Secrets and/or Confidential Information; provided, however, that for purposes of this Release, Trade Secrets and/or Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Executive acknowledges and agrees that the ascertainment of damages in the event of his breach or violation of the restrictions set forth in Paragraph 7 of this Release would be difficult, if not impossible, and further that the various rights and duties created hereunder are extraordinary and unique so that upon breach by Executive of the duties and obligations provided hereunder, the Company will suffer irreparable injury for which it will have no meaningful remedy in law. Executive therefore agrees that, in addition to and without limiting any other remedy or right it may have, the Company shall be entitled to injunctive relief in order to enforce the provisions hereof.

8. Executive hereby confirms that he has returned to the Company all Company-issued credit cards and keys as well as computer software, files, manuals, letters, notes, records, drawings, notebooks, reports and any other documents and tangible items owned by the Company or which Executive obtained, prepared or acquired while he was employed with the Company or used or maintained in connection with conducting business for or on behalf of the Company, expressly including documents and tangible items containing confidential information about the Company, whether maintained at Executive’s office, his home or any other location. Notwithstanding, it is agreed the Executive may retain the laptop computer issued to him by the Company but that Executive has removed or destroyed any Company information from the laptop. Such information includes information in all forms, including electronic form. Executive will not disclose or make any further use, directly or indirectly, of any such Company information.

9. Executive agrees and acknowledges that there are no outstanding expense reimbursements due to him.

10. a. Except as otherwise required by law, Executive agrees to refrain from directly or indirectly engaging in publicity or any other action or activity which reflects adversely upon the Company, its Board of Directors, officers, agents and business, including any successor or affiliate.

b. Except as otherwise required by law, Executive agrees to keep confidential and not disclose the terms of this Release to any person, with the exception of his spouse, attorneys or tax professionals consulted by Executive to understand he interpretation, application, or legal or financial effect of this Release or to implement any portion of it with those persons to pledge to strictly maintain such confidentiality before Executive shares such information with them.

11. If any of the provisions of this Release are determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Release shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

12. Executive and the Company agree that the language of all parts of this Release shall in all cases be construed as a whole, according to the fair meaning, and not strictly for or against any party.

13. Executive and the Company understand, covenant and agree that the terms and conditions of this Release constitute the full and complete understandings, agreements and arrangements of the parties with respect to the subject matter hereto. Executive and the Company understand, covenant and agree that the post-termination obligations in the Employment Agreement shall continue post-employment and in full force and effect, and are incorporated herein by reference.

14. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles. This Release shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. It shall not be construed against either party.

15. Executive shall make no assignment of any released claims, and he hereby warrants that no such assignment has been made.

16. Subject to such party’s legally protected rights to communicate with governmental bodies and agencies and to engage in any legally protected activity under any applicable law, each party hereto agrees not to make any disparaging statements concerning the other party hereto or, as applicable, such other party’s employees, officers, directors, services, products, business relationships, operations or reputation. This non-disparagement obligation expressly includes statements made on the internet (including, but not limited to, social networking websites such as Facebook, X, and LinkedIn) and statements made under a pseudonym.

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IN WITNESS WHEREOF, the undersigned parties, having read this Confidential Separation Agreement and General Release, and intending to be legally bound thereby, have caused this Confidential Separation Agreement and General Release to be executed as of the date set forth below.

EXECUTIVE:

DATED:	6/19/25	By:	/s/ John J. Cronin, Jr.
John J. Cronin, Jr.

MASTECH DIGITAL, INC.:

DATED:	6/18/25	By:	/s/ Jennifer Ford Lacey
Name: Jennifer Ford Lacey
Title: General Counsel

MASTECH DIGITAL TECHNOLOGIES, INC.:

DATED:	6/18/25	By:	/s/ Jennifer Ford Lacey
Name: Jennifer Ford Lacey
Title: General Counsel